Exhibit 99.1

Ampio Updates Regulatory, Clinical and NYSE Activities

ENGLEWOOD, Colo., April 12, 2018,/PRNewswire/ – Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announces the Company has begun preliminary discussions with the Food and Drug Administration on details of the Biologics License Application (BLA) submission process for Ampion™, a treatment for severe osteoarthritis-of the-knee. These discussions will be ongoing, as we will seek guidance on all facets of our filing including clinical results, labeling, Chemistry, Manufacturing, and Controls (CMC), etc.

Second, Nature Biotechnology, a respected journal, with a very high impact factor, has published a commentary on Ampion, our lead drug. You can access this commentary by going to Ampio’s website; https://ampiopharma.com/news/publication-in-nature-biotechnology-low-molecular-weight-albumin-drug-touted-for-severe-osteoarthritis/.

Finally, Ampio has received a notification letter from the New York Stock Exchange confirming that Ampio is now in full compliance with their listing requirements.

Regulatory Exclusivity and IP protection:

The Company believes that Ampion™, a low molecular weight fraction of human serum albumin with anti-inflammatory properties, will be identified as a “reference product” upon FDA approval of their BLA. Reference products are granted twelve years of exclusivity under the PHS Act, 42 U.S.C. § 262(k)(7). Specifically, FDA is not permitted to approve an application for a biosimilar or interchangeable product until 12 years after the date of the first licensure of the reference product. The existing Ampion™ portfolio has patent coverage in all major jurisdictions throughout the world (U.S., Europe, Australia, Brazil, Canada, China, Eurasia, Hong Kong, India, Indonesia, Israel, Japan, Korea, Mexico, Malaysia, New Zealand, Philippines, Singapore, South Africa) for pharmaceutical compositions and methods of treating a range of conditions. The portfolio includes 125 issued patents and 85 pending applications throughout seven primary patent families having expiration dates that extend to 2035.

About Osteoarthritis
Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. The incidence of developing osteoarthritis of the knee over a lifetime is approximately 45%. As this disease is associated with age, obesity, and diabetes, this number will continue to grow. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals
Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward-Looking Statements
Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (BLA) , the ability of Ampio to enter into partnering arrangements, clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Tom Chilcott
Chief Financial Officer
Phone: (720) 437-6500
tchilcott@ampiopharma.com